SELLING SHAREHOLDER AGREEMENT

THIS SELLING SHAREHOLDER AGREEMENT (this "**Agreement**"), dated as of February 1, 2011, is entered into by and among Circle Bancorp, a California corporation (the "**Company**"), and Shoreline Capital Partners, L.P. (the "**Shareholder**") with reference to the following:

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interest of the Company and its shareholders to register shares of its no par value common stock (the "**Common Stock**") with the Securities and Exchange Commission (the "**Commission**") by filing a registration Statement on Form S-1 (the "**Registration Statement**") with the Commission in order to offer and sell shares of its Common Stock in a public offering (the "**Offering**");

WHEREAS, in addition to the new shares of Common Stock proposed to be registered and offered for sale in the Offering by the Company, the Company is willing to grant the Shareholder the opportunity to register and offer for sale a portion of the shares of Common Stock currently owned by the Shareholder in the Offering, as provided in this Agreement;

WHEREAS, the Company proposes entering into a placement agent agreement (the "**Placement Agreement**"), with an independent investment banking or institutional broker-dealer firm to serve as placement agent (the "**Placement Agent**") in connection with the registration and offer for sale of the Common Stock in the Offering; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms and conditions pursuant to which shares of Common Stock held by each of them will be registered and offered for sale in the Offering;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. **Offer and Sale of the Common Stock.**

(a) Company Offer of Common Stock. The Company, in consultation with the Placement Agent, shall have the sole discretion in determining (and re-determining) the total number of shares of the Common Stock to be registered and offered for sale in the Offering (that number of shares hereinafter referred to as the "**Shares**"), the price for which the Shares will be offered for sale, and the minimum Offering. The number of shares to be sold by the Company is hereinafter referred to as the "**Company Shares.**"

(b) Shareholder Offer of Common Stock. The Shareholder is hereby given the option to sell up to 568,271 shares. The number of shares the Shareholder elects to sell is hereinafter referred to as the "**Shareholder Shares.**"

(c) Required Notices. The Company will give notice to the Shareholder any time, in its sole discretion, after the Offering commences. The Shareholder will have five (5) business days from the date of the Company's notice to notify the Company as to the exact number of Shareholder Shares.

(d) Sales Pursuant to the Offering. All offers and sales of the Shares shall be conducted pursuant to and in accordance with the terms of the Offering.

(e) No Pro-Rata Reduction in the Shareholder Shares to Cover Subscriptions For Less Than the Total Shares. In the event there are subscriptions for less than the total Shares offered in the Offering, but more than the set minimum number of Shares, then the Company Shares shall be reduced but the Shareholder Shares shall not be reduced.

(f) Withdrawal by the Company. If at any time the Company shall determine for any reason to withdraw or terminate the Offering prior to the sale of any Shares, then the Company may, at its election, give written notice of such determination to the Shareholder and the Shareholder shall thereafter no longer be entitled to offer and sell Shareholder Shares in the Offering or be responsible for a pro-rata share of the Offering Expenses, as set forth in Section 2 hereof.

2. **Expenses; Net Proceeds from Sale of Shares of Common Stock**. The Company and the Shareholder shall be responsible for a pro-rata portion of the total Offering Expenses (as hereinafter defined), which shall be deducted from the gross proceeds of the Offering, and the net proceeds of the Offering shall be distributed to the Company and the Shareholder in accordance with their respective proportionate share of the total Shares sold in the Offering. As used herein, the term "**Offering Expenses**" includes: (i) all commissions and fees payable to the Placement Agent, as determined in accordance with the Placement Agreement; (ii) all legal, accounting and other professional fees incurred by the Company in connection with the Offering; and (ii) all printing and engraving expenses, mailing and postage expenses, Commission registration fees, stock exchange filing fees, transfer agent and registrar fees, and other miscellaneous fees and expenses incurred by the Company in connection with the Offering.

3. **Representations and Warranties of the Parties**. Each party represents and warrants to the other party, as of the date hereof and as of the closing of the Offering, the following:

(a) such party has full power and capacity to enter into, execute and perform this Agreement, which Agreement, once executed by such party, shall be the valid and binding obligation of such party, enforceable against such party by any court of competent jurisdiction in accordance with its terms, subject to applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and to general equity principles;

(b) such party is not bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts such party from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party; and

(c) with respect to the Shareholder Shares held by such party, as applicable, (i) such party is the record and beneficial owner of the Shareholder Shares, free and clear of any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (a "**Lien**"); and (ii) such party has the power and authority to sell, transfer, assign and deliver the Shareholder Shares as contemplated herein and in accordance with the terms hereof and with the terms and conditions governing the Offering and such delivery will convey to the purchaser thereof good and marketable title to the Shareholder Shares, free and clear of all Liens.

4. **Delivery of Share Certificates at Closing of Offering**. The Shareholder agrees to deliver to the Company certificates representing the Shareholder Shares owned by such Shareholder that are sold in the Offering, duly executed for transfer, or together with a separate stock power duly executed for transfer, to the purchasers thereof, as and when instructed by the Company.

5. **Miscellaneous.**

(a) Termination. This Agreement shall terminate and be of no further force or effect upon the termination of the Offering; provided, however, that notwithstanding the immediately foregoing clause, if the Offering is closed with the sale of any Shares, the Shareholder's obligation to deliver duly executed stock certificates representing the shares of Common Stock owned by such Shareholder that are sold in the Offering pursuant to Section 4 hereof and the Company's obligation to pay net proceeds of the Offering to each Shareholder from the sale of such Shareholder's Common Stock pursuant to Section 2 hereof shall survive any termination of this Agreement.

(b) Benefits of Agreement; Third Party Beneficiaries. Except as provided herein, this Agreement shall bind and inure to the benefit of the Company, the Shareholder and their respective successors and assigns.

(c) Entire Agreement. This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

(d) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

If to the Company:	Circle Bancorp 1400 Grant Avenue Novato, California 94945 Attn: Michael Moulton Fax: (415)898-3742
With a copy to:	Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Attn: S. Alan Rosen, Esq. Fax: (818) 591-3838
If to the Shareholder:	Shoreline Capital Partners, L.P. c/o Kit M. Cole, President Cole Financial Ventures 32 Heron Drive Mill Valley, CA 94941
With a copy to:	Thomas Hyde, Esq. 80 East Sir Francis Drake Larkspur, California Fax: (415)464-0280

All such notices, requests, consents and other communications shall be deemed to have been delivered: (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (ii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (iii) in the case of mailing, on the third business day after the posting thereof.

(e) Modifications; Amendments. The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by the parties.

(f) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(g) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(h) Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of California to be applied. Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced in the courts of the State of California or the United States District Court for the Northern District of California, to the extent subject matter jurisdiction exists therefor, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the selection of venue of any such action or proceeding in the courts of the State of California located in Marin County or the Northern District of California on the grounds that such venue is an inconvenient forum. Any judgment may be entered in any court having jurisdiction thereof.

(i) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Selling Shareholder Agreement effective as of the date first written above.

CIRCLE BANCORP

By: Michael Moulton
Its: Chief Financial Officer

SHORELINE CAPITAL PARTNERS, L.P.

By: Cole Financial Ventures, a California Corporation
Its: General Partner

By: ______________________
Kit M. Cole
Its: President